WHOLESALE MARKETING AND DISTRIBUTION AGENT AGREEMENT

THIS AGREEMENT is entered into effective as of the 1st day of January, 2016 (the “Effective Date”), by and among Unified Financial Securities, LLC, a Delaware limited liability company (the “Distributor”), The Huntington Funds, a Delaware statutory trust (the “Trust”), Huntington Asset Advisors, Inc., an Ohio corporation (“Advisor”) and Catalyst Mutuals Fund Distributors LLC, a Colorado limited liability company (“Agent”).

W I T N E S S E T H:

WHEREAS, the Distributor is registered as a broker dealer under the Securities Exchange Act of 1934, as amended ("1934 Act"), and has entered into an distribution agreement (the “Distribution Agreement”) with the Trust and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a management investment company and currently offers several series of shares and may offer additional series of shares in the future (each a “Fund”, collectively, the “Funds”);

WHEREAS, the Advisor is registered with the Securities and Exchange Commission (the “SEC”) as a registered investment adviser and acts as investment advisor to several of the Funds;

WHEREAS, the Agent is a registered as a broker dealer under the 1934 Act and is a member of FINRA;

WHEREAS, the Advisor wishes to retain Agent, through registered representatives of Agent (“Agent Representatives”), to introduce the Fund(s) to registered representatives of broker-dealers and investment advisors (each, an “Intermediary” and collectively, “Intermediaries”) that may have customers interested in investing in the Fund(s).

NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter contained, the sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

1.               Services Provided by Agent.

Fund Marketing: Agent agrees, subject to the provisions of this Agreement, through its Agent Representatives, to use its reasonable best efforts to market the Fund(s) to the Intermediaries, and to identify, refer and/or introduce Intermediaries to the Fund(s). In connection therewith, Agent may (i) engage in meetings, seminars and conferences for financial intermediaries; (ii) distribute sales literature and other communications (including electronic media) regarding the Fund(s), subject to review and approval of such material by the Distributor; and (iii) perform other services reasonably contemplated to result in the sale of Fund shares.

Commission Financing: Agent will reimburse the Funds for any commission payments made to selling brokers that are not paid by the purchasing shareholder as outlined in the prospectus and

SAI including “finder’s fee” commissions on purchases of class A shares over $1 million and “advanced commissions” on purchases of class C shares.

2.               Services Provided by Advisor.

Advisor will provide Agent and its representatives with Distributor approved marketing materials for the Funds. Agent acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than any sales literature and advertising materials specifically approved by Advisor and Distributor. Advisor will provide meetings and conference calls and generally make its staff, including portfolio managers, available to the Agent Representatives to educate them on the Funds. Advisor will also provide sales reports on a periodic basis showing the sales of the Funds resulting from Agent’s efforts.

3.               Duration and Termination.

The term of this Agreement shall commence on the Effective Date and shall remain in full force and effect for a period of one (1) year, and from year to year thereafter, subject to annual approval (i) by the Trust’s Board of Trustees or a vote of a majority of the outstanding shares of the Funds, and (ii) by a majority of the Trustees of the Funds who are not interested persons of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated with respect to a Fund at any time, without penalty, (i) by a vote of a majority of the outstanding shares of the Fund, or (ii) by a majority of the Trustees of the Fund who are not interested persons of any party to this Agreement, in either case on sixty (60) days’ written notice to the other parties to this Agreement. This Agreement shall terminate immediately upon termination of the Distribution Agreement. If this Agreement is terminated by one party, it shall terminate the entire Agreement.

4.               Compensation.

In consideration for the sales and marketing services provided by Agent pursuant to the terms of this Agreement, Agent will receive the compensation set forth in Schedule A attached hereto, which schedule may be amended from time to time by a written instrument signed by authorized representatives of the Trust, Advisor, Agent, and Distributor.

In consideration for the commission financing services provided by Agent pursuant to the terms of this Agreement, Agent will be reimbursed for the costs of providing commission financing as outlined below.

5.               Payment.

As payment for the Compensation due to Agent, Distributor, as agent for the Funds, will direct the Funds to pay Agent:

(a)          all commissions paid by shareholders purchasing class A shares that are not paid to the selling brokers,

(b)          all contingent deferred sales charges (“CDSCs”) paid by shareholders redeeming shares subject to CDSCs,

(c)          all “non-aged” rule 12b-1 fees on class C shares (i.e. 12b-1 fees relating to advanced payments on class C shares during the first 13 months following such advance),

(d)          residual rule 12b-1 fees that are not paid out for other servicing or distribution related services.

In addition to compensation due to the Agent through the above sources (a) – (d) of this Section 5, the Agent will receive compensation from the Advisor as set forth in Schedule A.

6.               Representations.

(a)          Agent hereby represents and warrants that:

(i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Colorado;

(ii) It and all requisite personnel shall obtain and maintain all approvals and licenses necessary for the performance of the services including proper registration and licensing with the SEC and/or FINRA, as applicable;

(iii) It is and will remain duly licensed or registered with the applicable state securities regulators and FINRA, as applicable;

(iv) It is empowered under applicable laws and by its Articles of Organization and Operating Agreement to enter into and perform this Agreement;

(v) No consent, approval, authorization or other order of governmental authority is required in connection with the execution or delivery by Agent of this Agreement;

(vi) There are no actions, suits or proceedings pending or to the knowledge of Agent, threatened against Agent at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would be reasonably expected to have a material adverse effect on the business or property of Agent;

(vii)        The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by Agent will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Agent, except for such conflicts or defaults that would not reasonably be expected to have a material adverse effect on the business or property of Agent;

(viii) It will make no representations concerning a Fund other than those contained in the applicable prospectus for a Fund or in any promotional materials or sales literature furnished to Agent by the Distributor or prepared by Agent and approved for use by the Distributor, except as otherwise noted in this Agreement;

(ix) While it is authorized by the Distributor to solicit purchases of Fund shares, it is understood that the Agent will not open or maintain customer accounts or handle orders for a Fund;

(x) All requisite limited liability company actions have been taken to authorize it to enter into and perform this Agreement;

(xi) It and Agent Representatives at all times will be properly registered with and licensed by the SEC and will be members in good standing of FINRA or any relevant subsidiary thereof, as applicable; and

(xii) The Agent Representatives will be registered representatives of Agent, or another broker dealer authorized by the Agent, and subject to Agent’s supervisory oversight in accordance with all applicable laws, rules and regulations in connection with the services provided hereunder.;

(b)          The Distributor represents and warrants that:

(i)           it is duly organized and validly existing as a Delaware limited liability company and is and at all times will remain duly authorized and licensed to carry out its services as contemplated herein;;

(ii)         it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA

(iii)       it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal;

(iv)        it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(c)          Trust represents and warrants that:

(i)           The Trust has filed a registration statement (a "Registration Statement") with the SEC relating to its shares under the Securities Act of 1933, as amended (the "1933 Act"), on Form N-1A, including a prospectus and a statement of additional information. The Registration Statement (including the prospectus and the statement of additional information) conforms in all material respects to the requirements of the 1933 Act, the 1940 Act and the rules thereunder.

7.               Indemnification.

(a)          Agent shall indemnify and hold harmless the Distributor and each of its affiliates, officers, directors, managers, employees, agents and control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act), from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with (i) Agent’s violation of any of the provisions of this Agreement or (ii) Agent’s violation of any applicable law, rule or regulation with respect to its conduct under the Agreement; provided, however, that in no case is the foregoing indemnity to be deemed to protect the Distributor or any of its affiliates, officers, directors, managers, employees, agents or control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act) against any liability to which the Distributor or any such person would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence or by reason of the Distributor’s reckless disregard of its obligations and duties under this Agreement. The Agent and the Distributor understand and agree that the Trust, or a Fund, is entitled and intends to proceed directly against the Agent in the event that the Agent fails to honor any of its obligations pursuant to this Agreement that benefit the Trust or the Fund.

(b)          Any and all claims, losses, cost or expenses shall be limited to actual and direct costs. In no event shall any party be responsible to the other for indirect, special or consequential damages.

8.               Relationship of the Parties. In carrying out the provisions of this Agreement, Agent is, for all purposes, an independent contractor and none of Agent’s offices, directors, managers, employees or representatives is an employee of the Distributor. As an independent contractor, Agent has no authority, express or implied, to speak for, act for or bind the Distributor in any manner whatsoever.

9.               Regulatory Issues.

It is understood and agreed that in performing Agent’s duties under this Agreement, Agent hereby undertakes to, and will cause each of its representatives, officers, directors, managers or employees who perform services under this Agreement to (i) act in a manner consistent with reasonable written instructions received from the Distributor; and (ii) maintain any and all federal or state registrations and/or licenses that are required for Agent to provide the services under this Agreement.

10.            Miscellaneous Provisions.

(a)          Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by email or by nationally recognized overnight courier, and shall be given to the following addresses (or such other addresses as to which notice is given):

To Distributor:

Unified Financial Securities, LLC

2960 N. Meridian St. Suite 300

Indianapolis, IN 46208

Attn: President

To Agent:

Catalyst Mutuals Fund Distributors LLC

5690 DTC Boulevard, Suite 130-W

Greenwood Village, CO 80111

dtemple@AscentRE.com

Attn: Doug Temple

To Advisor:

Huntington Asset Advisors, Inc.

36 North New York Ave., 2nd Floor

Huntington, NY 11743

JerryS@CatalystMF.com

Attn: Jerry Szilagyi

To Trust:

The Huntington Funds

c/o Huntington Asset Services LLC

2960 N. Meridian Street, Suite 300

Indianapolis, IN 46208

Attention: Lisa K. Householder

Lisa.K.Householder@huntington.com

(b)          Entire Agreement. This Agreement contains the entire agreement between the parties hereto concerning the transaction contemplated herein and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

(c)          Amendments. Except as otherwise provided herein, no provision of this Agreement may be amended other than by a writing signed by the Distributor, Agent, Advisor and Trust.

(d)          Severability; Assignment. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held illegal or made invalid by court decision, statute, rule or otherwise, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. Furthermore, in the event of any inconsistency between this Agreement and any selling agreement, the terms of the applicable selling agreement shall control.

(e)          Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the size, extent or intent of this Agreement or any provision hereof.

(f)           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

(g)          Application of Law; Consent to Jurisdiction. This Agreement and the application and interpretation hereof shall be governed exclusively by the laws of the State of New York. The parties to this Agreement agree that any appropriate state or any federal court located in Suffolk County, New York shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case of controversy. The parties hereto consent to the jurisdiction of such courts.

(h)          Limitations on Liability. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the assets and property of the Trust (and only the property of the applicable Fund), as provided in the Trust’s Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement has been signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustee nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the appropriate Funds or Fund class, as provided in the Trust’s Agreement and Declaration of Trust.

(i)           Reports to the Board. The Distributor shall prepare reports for the Trust’s Board of Trustees regarding its activities under this Agreement as from time to time shall be reasonably requested by the Trust’s Board of Trustees, including reports regarding the use of payments under the Trust’s Rule 12b-1 Plan administered by the Distributor, if any.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Distributor”

By: /s/ R. Jeffrey Young

Name: R. Jeffrey Young

Its: President

“Agent”

By: /s/ Larry Milder

Name: Larry Milder

Its: Chief Executive Officer

“Trust”

By: /s/ Lisa K. Householder

Name: Lisa K. Householder

Its: President and Chief Executive Officer

“Advisor”

By: /s/ Jerry Szilagyi

Name: Jerry Szilagyi

Its: Chief Executive Officer

Schedule A

Compensation

Agent shall receive from the Advisor compensation under this Agreement as follows:

A.	50 basis points (0.0050) on all sales of Fund shares
B.	Reimbursement of expenses directly attributable to the sale of Fund shares including the cost of fund marketing materials and expenses of the Agent Representatives.
C.	Reimbursement of net costs of commission financing supplied by Agent